Exhibit 10.26

FIBER SUPPLY AGREEMENT

by and among

WELLS TRS HARVESTING OPERATIONS, LLC,

MEADWESTVACO CORPORATION

and

MEADWESTVACO COATED BOARD, INC.

October 9, 2007

i

ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES

Annex A	Product Specifications	A-1

SCHEDULES

Schedule 4.1	Prices

ii

FIBER SUPPLY AGREEMENT

This FIBER SUPPLY AGREEMENT, dated as of October 9, 2007 (this “Agreement”), is made by and between Wells TRS Harvesting Operations, LLC, a Delaware limited liability company (“Supplier”), MEADWESTVACO CORPORATION (“Parent”), and MEADWESTVACO COATED BOARD, INC., a Delaware corporation (“MeadWestvaco”).

RECITALS

A. MeadWestvaco has owned the Timberlands to provide a significant and reliable source of wood fiber products for the Mahrt Mill and Cottonton Mill. The Timberlands provided Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs, all of which have been used in connection with the production of paperboard and lumber products at the Mahrt Mill and the Cottonton Mill.

B. Pursuant to a Contribution Agreement (the “Contribution Agreement”) dated as of October 9, 2007, Timberlands II, LLC (“Owner”) acquired the Timberlands from MeadWestvaco.

C. Pursuant to a Purchase and Sale Agreement dated as of August 3, 2007 (as the same may be amended, the “Purchase and Sale Agreement”), MWV SPE, LLC (“Wells”) acquired all of the outstanding ownership interests in Owner from MeadWestvaco (the “Timberlands Interests”).

D. In connection with Wells’ acquisition of the Timberlands Interests, in order to assure MeadWestvaco a long-term source of supply of the Products in order to meet its paperboard and lumber production requirements at the Mahrt Mill and the Cottonton Mill, and to provide Supplier with a reliable consumer for the wood products from the Timberlands, Owner, MeadWestvaco and Supplier have entered into a Master Stumpage Agreement (the “Master Stumpage Agreement”), of even date herewith, pursuant to which Owner has agreed to make timber on the Timberlands available for harvest by Supplier.

E. MeadWestvaco, Parent and Supplier are entering into this Agreement whereby Supplier will agree to supply, and MeadWestvaco will agree to purchase on specified terms, the wood volumes described herein.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The definitions given for terms shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. The word “party” or “parties” means a party or the parties to this Agreement, unless preceded by the word “third” or unless the context shall otherwise expressly require. All references herein to Articles, Sections, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Annexes and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless already expressly followed by such phrase or the phrase “but not limited to.” Whenever used in this Agreement, the following terms shall have the respective meanings given to them in the provisions thereof indicated below:

“AAA” shall have the meaning provided in Section 10.13(a).

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the first Person. As used in this definition of the term “affiliate,” and elsewhere herein with respect to any affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Agreement” shall have the meaning provided in the opening paragraph of this Agreement.

“Annual Plan” shall have the meaning provided in Section 2.3(a).

“Annual Volumes” means the amounts of Products that Supplier is required to sell and deliver to MeadWestvaco, and MeadWestvaco is required to purchase, in each Calendar Year as described in Sections 3.1, 3.2 and 3.3.

“Average Monthly Fuel Price” shall have the meaning provided in Section 4.1(c)(iv).

“Base Fuel Price” shall have the meaning provided in Section 4.1(c)(i).

“BMPs” shall have the meaning provided in Section 4.2(a).

“Calendar Year” means a full year beginning on January 1 and continuing through December 31 thereof.

“Change in Control” means the removal or replacement of Forest Resource Consultants, Inc. as the manager of Owner, except pursuant to an internalization of Owner’s management functions.

“Chip-n-saw” means sawtimber consisting of southern yellow pine that meets the minimum specifications for chip-n-saw as described in Annex A, MeadWestvaco Southern Wood Product Sawtimber Specifications.

“Closing” means the completion of the conveyance of the Timberlands Interests to Wells pursuant to the Purchase and Sale Agreement.

“Contract Prices” means the price paid by MeadWestvaco for each Product for each Price Period, as determined under Section 4.1.

“Contribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Cottonton Mill” means the pine sawmill located in Cottonton, Alabama.

“Date of Closing” means the date this Agreement is executed and delivered.

“Fee Portion” means the portion of the Timberlands consisting of 228,019 acres of fee land.

“Force Majeure” shall have the meaning provided in Section 2.4(a).

“Force Majeure Period” shall have the meaning provided in Section 2.4(c).

“Fuel Price Adjustment” shall have the meaning provided in Section 4.1 (c).

“Hardwood Pulpwood” means pulpwood consisting of all hardwood species.

“Liens” means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options of record, adverse claims or other encumbrances of a liquidated amount or which are otherwise statutorily enforceable, other than liens for ad valorem taxes not yet due and payable and other than liens incurred or suffered by MeadWestvaco prior to the date of Owner’s acquisition of the Timberlands; provided, however, none of the aforementioned shall constitute a “Lien” in the event the same fails to prevent Supplier from performing any of its obligations hereunder.

“Losses” means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims) including, but not limited to, out-of-pocket expenses and reasonable actual attorneys’ and actual accountants’ fees incurred in the investigation or defense of any of the same or in enforcing any of their respective rights hereunder.

“LTC Portion” means the portion of the Timberlands consisting of approximately 51,730 acres subject to a long-term lease.

“Lower Trigger Price” shall have the meaning provided for in Section 4.1(c)(iii).

“Mahrt Mill” means the Mahrt paperboard mill in Cottonton, Alabama.

“Master Stumpage Agreement” shall have the meaning set forth in the recitals to this Agreement.

“MeadWestvaco” shall have the meaning provided in the opening paragraph to this Agreement.

“Measurement Period” means a six-month period beginning January 1st and ending June 30th or beginning July 1st and ending December 31st.

“Other Facilities” shall have the meaning provided in Section 4.3.

“Owner” shall have the meaning set forth in the recitals to this Agreement.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

“Pine Pulpwood” means pulpwood consisting of pine.

“Pine Sawlogs” means sawtimber consisting of southern yellow pine that meets the minimum specifications for tree length sawtimber and pre-cut sawlogs as described in Annex A, MeadWestvaco Southern Wood Product Sawtimber Specifications.

“PLM Portion” means the portion of Timberlands consisting of approximately 44,461 acres subject to multiple shorter term leases, also known as Private Land Management.

“Price Period” means a six-month period beginning February 15th and ending August 14th or beginning August 15th and ending February 14th. The initial Price Period shall begin on the Closing Date and end on February 14, 2008.

“Product Specifications” shall have the meaning provided in Section 2.1.

“Production Forecast” shall have the meaning provided in Section 3.4.

“Products” means all Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs.

“Pulpwood” means Pine Pulpwood and Hardwood Pulpwood.

“Purchase and Sale Agreement” has the meaning set forth in the recitals to this Agreement.

“Sawtimber” means Chip-n-saw and Pine Sawlogs.

“Stumpage” means the trees standing on the stump prior to harvest activities.

“Stumpage Prices” means the value of the trees standing on the stump prior to harvest activities.

“Supplier” shall have the meaning set forth in the preamble to this Agreement.

“Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative™.

“Term” shall have the meaning provided in Section 5.2.

“Timberlands” means the approximately 324,210 acres of certain timberlands located in Alabama and Georgia contributed to Owner by MeadWestvaco pursuant to the Contribution Agreement.

“Timberlands Interests” shall have the meaning set forth in the recitals to this Agreement.

“TMS” shall mean the publication known as Timber Mart-South published by the University of Georgia, Warnell School of Forest Resources based on Georgia and Alabama regions. In the event TMS is no longer published, a comparable publication mutually acceptable to Supplier and MeadWestvaco shall replace TMS.

“TMS Average Price” shall mean, with respect to a Product for a Measurement Period, the sum of the average delivered price for such Product for the Georgia One, Georgia Two, Alabama One, and Alabama Two regions, as reported by TMS, for the two quarters comprising the Measurement Period, divided by two. The 7” Sawlog Product Price is based upon the TMS Average Price for Pine Sawlog woods run. The 8” Sawlog Product Price is based upon the TMS Average Price for plylogs.

“Transfer” shall mean any sale, lease, conveyance, exchange, assignment, hypothecation, lien, disposition or other transfer, directly or indirectly (whether by agreement, operation of law or otherwise), of all or any portion of the Timberlands.

“Upper Trigger Price” shall have the meaning provided for in Section 4.1(c)(iii).

“Wells” shall have the meaning set forth in the preamble to this Agreement.

ARTICLE II

PURCHASE OF PRODUCTS

Section 2.1 Purchase of Products. Supplier agrees to sell and deliver, and MeadWestvaco agrees to purchase, receive and pay for, in each Calendar Year (a “Calendar Year”), the Annual Volumes, as defined herein, of Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs. All Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs purchased pursuant to this Agreement shall satisfy, respectively, the specifications for the Products set forth in Annex A, as may be modified from time to time in accordance with Section 2.2 (the “Product Specifications”). For the purposes of this Agreement, a ton shall weigh two thousand (2,000) pounds.

Section 2.2 Modification of Specifications. MeadWestvaco may, from time to time, and upon at least two (2) months’ prior written notice to Supplier, reasonably modify any of the Product Specifications that MeadWestvaco applies to substantially all of its Product suppliers to the Mahrt Mill and Cottonton Mill. MeadWestvaco shall not modify the Product Specifications to set higher standards for Supplier than for such other Products suppliers. All Products sold by Supplier to MeadWestvaco following the date the new specifications become effective shall satisfy such modified Product Specifications.

Section 2.3 Annual Plan.

(a) Supplier shall at the Closing and prior to September 1 of each Calendar Year during the Term, complete and submit to MeadWestvaco a written production and delivery plan with respect to the Products to be made available for purchase by MeadWestvaco during the next Calendar Year (the “Annual Plan”) covering matters such as the schedule for delivery of Products to the Mahrt Mill, Cottonton Mill, the Other Facilities or such other locations serving the Mahrt Mill or Cottonton Mill as MeadWestvaco reasonably directs. Said Annual Plan shall include estimates of delivery of the Products by month and accumulated into estimated quarterly deliveries. The Annual Plan shall set forth the quantity of Products Supplier intends to make available to MeadWestvaco during the next Calendar Year, said quantities to be subject to the terms of Article III and Section 10.1. The Annual Plan shall also specify tracts on the Timberlands from which MeadWestvaco will be permitted, pursuant to the terms of the Master Stumpage Agreement, to harvest a minimum of 80,000 tons per Calendar Year of

Pine Pulpwood Stumpage to be converted into the form of in-woods chips and such volumes of other Stumpage that occur on these same tracts.

(b) The following minimum volumes shall be made available in the Annual Plan: (i) 80% of the Pine Pulpwood and Hardwood Pulpwood to be harvested from the Timberlands during that Calendar Year (which in the case of Pine Pulpwood shall not be less than the volumes specified in Section 3.1; and (ii) 50% of the Pine Sawlogs and Chip-n-Saw to be harvested from the PLM portion of the Timberlands during each Calendar Year within the term of the PLM leases.

(c) MeadWestvaco agrees to purchase and Supplier agrees to deliver in the next Calendar Year the Annual Volumes as specified in Article III. MeadWestvaco shall within 30 days of receipt of said Annual Plan confirm with Supplier any additional volumes of the Products MeadWestvaco agrees to purchase from Supplier during the next Calendar Year.

(d) Following adoption of each Annual Plan (or as adjusted according to Section 2.3(c) above), the parties shall act in good faith and each use their respective reasonable best efforts to implement such Annual Plan in accordance with its terms. Products shall be delivered throughout the Calendar Year in accordance with the Annual Plan for such year; provided, however, that during any Calendar Year, Supplier may vary its deliveries, and MeadWestvaco may vary its purchases of Products, subject to Section 4.2 herein, as long as variations in delivery are immaterial and will not impair the operations of the Mahrt Mill or Cottonton Mill or the operations of Supplier on the Timberlands from which the Products are supplied. Supplier and MeadWestvaco agree that representatives of each party will meet quarterly to review progress toward delivery of Annual Volumes and to review pertinent production issues.

Section 2.4 Force Majeure.

(a) For the purposes of this Agreement, the term “Force Majeure” means any cause, condition or event beyond MeadWestvaco’s and/or Supplier’s reasonable control that delays, prevents or accelerates either party’s performance of its obligations hereunder, including war, acts of terrorism (which shall not include civil demonstrations), acts of government, acts of public enemy, riots, lightning, fires, explosions, storms, floods, infestation, power failures, other acts of God or nature, labor strikes or lockouts by employees, and other similar events or circumstances; provided, however, that “Force Majeure” shall not include (i) a party’s financial inability to perform or general business or economic conditions (unless such inability is caused by a general suspension of payments by banks in the United States), or (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure event has occurred. The parties shall use reasonable best efforts to mitigate the effects of the Force Majeure, and if the cause of Force Majeure can be minimized or remedied, both parties shall use reasonable best efforts to do so promptly.

(b) Subject to the provisions of this Section 2.4, neither party shall be liable hereunder for a delay in or failure of performance of its obligations hereunder that is caused by Force Majeure. If Force Majeure results in a reduction, but not a complete cessation, of MeadWestvaco’s operations in connection with this Agreement, MeadWestvaco shall not reduce its purchases of any Product from Supplier in greater proportion than the reduction in MeadWestvaco’s purchases of any such Products from all its suppliers to the Mahrt Mill and Cottonton Mill. Notwithstanding anything contained in this Agreement to the contrary, Force Majeure (other than a general suspension of payments by banks in the United States) shall not excuse MeadWestvaco from its obligation to pay, pursuant to the terms of this Agreement, Supplier for any quantity of Product delivered by Supplier.

(c) The quantity of any Product otherwise required to be purchased or delivered hereunder shall be reduced as a result of Force Majeure for the period during which such Force Majeure is in effect and continuing (such period, the “Force Majeure Period”), based on the respective quantity for each Calendar Year in which such Force Majeure is in effect, prorated (if applicable) for the portion of such year constituting all or part of such Force Majeure Period. If the Force Majeure Period is less than 15 days, (i) MeadWestvaco shall be required to purchase the volume of Products not purchased during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period, and (ii) Supplier shall be required to make available the volume of Products not delivered during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period. If the Force Majeure Period is more than 14 days, MeadWestvaco shall not be required to purchase the volume of Products not purchased during the Force Majeure Period, and Supplier shall not be required to make available the volume of Products not delivered during the Force Majeure Period. Notwithstanding anything contained in this Agreement to the contrary, Supplier shall have the right, but not the obligation, to sell that quantity of the Product MeadWestvaco is unable to purchase because of Force Majeure to any third-party purchaser or purchasers in the event Force Majeure prevents MeadWestvaco from performing hereunder.

(d) If as a result of a Force Majeure, Owner requests that Supplier harvest affected timber to salvage the timber’s value, then (i) Supplier shall deliver such salvaged timber to MeadWestvaco to the extent such Products would have been delivered by Supplier under the Annual Plan then in effect, (ii) to the extent the volume of such salvaged timber exceeds the Product volumes due under the Annual Plan then in effect, MeadWestvaco will attempt to accommodate Supplier’s need to sell the Products by purchasing as much of the salvaged timber as will not in MeadWestvaco’s judgment materially interfere with its operations, and (iii) Supplier may sell any salvaged Product that MeadWestvaco is unwilling to purchase to any third-party purchaser or purchasers.

(e) Force Majeure shall not relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure) to the other party as soon as reasonably possible and in any event within fifteen (15) days of the occurrence of such Force Majeure. Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure. The party prevented from performing by Force Majeure shall keep the other party advised by written notice of all matters affecting such Force Majeure, and the extent of the delay by reason thereof. Such party shall notify the other party in writing of the termination of such Force Majeure within ten (10) days after such termination.

Section 2.5 Carbon Rights. The ownership of any carbon rights associated with Products sold to MeadWestvaco under this Agreement shall transfer to MeadWestvaco at the same time that title to such Products passes to MeadWestvaco.

ARTICLE III

QUANTITY

Section 3.1 Pine Pulpwood Requirements.

(a) During the Term, Supplier will sell and (except as set forth in Section 3.1(b)) make available for delivery, and MeadWestvaco shall purchase, minimum volumes of Pine Pulpwood each Calendar Year, as follows:

Calendar Years 2008-2013	-	450,000 tons
Subsequent Calendar Years	-	350,000 tons

(b) Of the volumes specified in Sections 3.1(a), a minimum of 80,000 tons per Calendar Year of Pine Pulpwood shall be sold as Stumpage and purchased by MeadWestvaco for whole-tree chipping.

(c) For Calendar Year 2007, the minimum volumes shall be prorated from the date of MeadWestvaco’s sale of the Timberlands Interests based on the annual harvest schedule, but shall not be less than 450,000 tons.

Section 3.2 Hardwood Pulpwood Requirements. For the Timberlands, in each Calendar Year during the Term, Supplier will make available in the Annual Plan for delivery to MeadWestvaco, and MeadWestvaco shall purchase, no less than 80% of Hardwood Pulpwood to be harvested that Calendar Year from the Timberlands pursuant to the Master Stumpage Agreement. Such amount shall be prorated in 2007 based upon annual requirements.

Section 3.3 Sawtimber Requirements. For the PLM Portion of the Timberlands, in each Calendar Year during the Term, Supplier will make available for delivery to MeadWestvaco, and MeadWestvao shall purchase, no less than 50% of Pine Chip-n-saw and no less than 50% of Pine Sawlogs, as each are further defined in the specifications in Annex A, to be harvested that Calendar Year from the relevant portion of Timberlands pursuant to the Master Stumpage Agreement.

Section 3.4 Product Forecasts. Commencing as of the date of this Agreement, no later than October 1, 2007 and no later than September 1 of each Calendar Year thereafter during the Term, pursuant to the Master Stumpage Agreement, Supplier and Owner shall provide MeadWestvaco with a written forecast (the “Production Forecast”) of the Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs expected to be harvested from the Timberlands each year for the five Calendar Years following the date of such Production Forecast. Each Production Forecast delivered by Supplier shall represent Supplier’s good faith estimate as to the Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs to be harvested for each of the five succeeding Calendar Years; provided however, that no Production Forecast, nor any estimate contained therein, shall be binding on Supplier.

Section 3.5 Satisfaction of Supply Requirements. Supplier shall act in good faith and use its reasonable best efforts, subject to Force Majeure, to perform its obligations hereunder to deliver the Annual Volumes, as adjusted, of the Products. Supplier shall act in good faith and use its reasonable best efforts, subject to Force Majeure, to ensure that delivery of the Products hereunder shall not be delayed or disrupted or otherwise affected in a manner adverse to the operation of the Mahrt Mill or the Cottonton Mill. Supplier shall be permitted to provide Products to MeadWestvaco from property owned by Owner other than the Timberlands.

Section 3.6 Satisfaction of Purchase Requirements. MeadWestvaco shall act in good faith and use its reasonable best efforts, subject to Force Majeure, to perform its obligations hereunder to receive the Annual Volumes. MeadWestvaco shall act in good faith and use its reasonable best efforts to ensure that acceptance of the Products hereunder shall not be delayed or disrupted or otherwise affected in a manner adverse to the operations of Supplier on the Timberlands, including by delivery of timely information regarding any fact or circumstances which may impact the ability of MeadWestvaco to accept the Products. Nothing contained in this Section 3.6 shall excuse MeadWestvaco from its obligations to make payments in a timely manner to Supplier for Products delivered to MeadWestvaco pursuant to the terms of this Agreement.

Section 3.7 Supply Variances. As the annual volume delivery schedule will be impacted by variables (weather, stand composition variations) uncontrollable by Supplier or MeadWestvaco, the schedule of delivery of Products will, as a normal course of business, vary above or below target levels. Target annual volumes for various products will not be reached simultaneously. Personnel designated by Supplier and MeadWestvaco will communicate regularly to insure that scheduling of delivery and purchase of Products is as consistent as possible. It is expected that the actual annual volumes for each Product delivered by Supplier and purchased by MeadWestvaco will not exactly match the targets as identified in the Annual Plan. It is understood and expected that in the last quarter of each year, as a normal course of business, personnel designated by Supplier and MeadWestvaco, with agreement of Owner, may agree to begin cutting on the next year’s scheduled Annual Volumes or carry over some volume of the current year’s target volumes to be added to the following year’s target Annual

Volumes. A variance in Annual Volumes approved by the parties under this Section 3.7 will not affect any party’s obligations under Section 4.2.

Section 3.8 Optional Pine Pulpwood Purchases. In addition to the mandatory volumes of Pine Pulpwood to be purchased by MeadWestvaco as provided in Section 3.1, MeadWestvaco shall have the right, but not the obligation, to purchase additional amounts of Pine Pulpwood, if any, made available pursuant to Section 2.3(b) (i.e., where 80% of Pine Pulpwood volume to be harvested exceeds the volumes specified in Section 3.1.), for any Calendar Year where such amount exceeds the minimum volumes provided in Section 3.1. MeadWestvaco will commit to any such purchases by notice to Supplier pursuant to Section 2.3(c).

ARTICLE IV

PRICE AND DELIVERY TERMS

Section 4.1 Prices.

(a) Pulpwood and Sawtimber delivered by Supplier to MeadWestvaco, and Stumpage harvested by MeadWestvaco, will be paid for at the Contract Prices determined under this Section 4.1. The Contract Prices set forth in Schedule 4.1 shall remain in effect until August 14, 2008. Contract Prices for the Price Period beginning August 15, 2008 and all subsequent Price Periods shall be determined pursuant to subsection (b).

(b) On or before the first day of each Price Period, Supplier and MeadWestvaco shall mutually calculate the percentage change in the TMS Average Price for each Product occurring during the Measurement Period ending one and a half months before the start of such Price Period. The current Contract Price for each Product shall be increased or decreased to reflect such percentage change, and such adjusted price shall become the Contract Price for each Product for the Price Period in question. For example, the Contract Prices in effect for the Price Period beginning August 15, 2008 and ending February 14, 2009 shall be the Contract Prices in effect for the current Price Period (i.e., from February 15, 2008 until August 14, 2008), increased or decreased by the percentage change in the TMS Average Price for each Product that occurred during the preceding two Price Periods. Changes in the price paid for pine chip Stumpage and mileage premiums (for transportation in excess of 70 miles) will be based on the TMS Average Price change for Pine Pulpwood.

(c) In addition to the pricing adjustment outlined above, the Contract Prices will be adjusted up or down as appropriate to compensate for significant diesel fuel price increases or decreases. This adjustment shall be called the Fuel Price Adjustment and shall be calculated and applied as follows:

(i) Beginning at Closing, then at February 15th, 2008; then at the end of each of the subsequent Price Period; the parties shall mutually calculate the Base Fuel Price for the Pricing Period. The Base Fuel Price shall be the average of the weekly fuel prices for the previous eight (8) weeks, as listed in the DOE Gulf Coast Retail Diesel Fuel Price Index. At Closing, the Base Fuel Price shall be set at $ 2.83 per gallon,

(ii) In the event that the wholesale fuel depot currently being constructed becomes accessible and operates consistently for 60 days, the parties agree to re-set the Base Fuel Price and switch the index pricing to be calculated based on the actual price of diesel fuel available at that local source.

(iii) In addition to the Base Fuel Price, the parties shall mutually calculate the Upper Trigger Price by adding $0.20 to the Base Fuel Price, and the Lower Trigger Price by subtracting $0.20 from the Base Fuel Price. The Base Fuel Price, Upper Trigger Price and the Lower Trigger Price shall stay in effect for the duration of each Pricing Period.

(iv) Beginning at the end of the first full month after Closing and at the end of each month thereafter, the parties shall mutually determine the Average Monthly Fuel Price. The Average Monthly Fuel Price shall be the average of the weekly fuel prices for the previous four (4) weeks, as listed in the DOE Gulf Coast Retail Gasoline Fuel Price Index. If the Average Monthly Fuel Price exceeds the Upper Trigger Price or is less than the Lower Trigger Price, the Fuel Price Adjustment will be calculated, then added to or subtracted from the applicable Contract Price for the duration of the following month. The Fuel Price Adjustment shall be calculated by multiplying the difference between the Base Fuel Price and the Average Monthly Fuel Price by the adjustment factor of 1.3. For example, if the Base Fuel Price is $2.83 per gallon, and the Average Monthly Fuel Price is $3.05, the Average Monthly Fuel Price exceeds the Upper Trigger Price of $3.03 per gallon and the Fuel Price Adjustment will be calculated. The difference between the Base Fuel Price and the Average Monthly Price is $0.22, which is multiplied by the adjustment factor of 1.3 ($0.22 x 1.3 = $0.286 per ton). The Fuel Price Adjustment would increase Contract Price of Pulpwood and Sawtimber delivered by Supplier to MeadWestvaco, and decrease the Contract Price of Stumpage harvested by MeadWestvaco, by $0.286 for the following month.

(v) The Fuel Price Adjustment shall be calculated at the end of every month.

(vi) In the event that in any given month the Average Monthly Fuel Price is below the Upper Trigger Price, and above the Lower Trigger Price (i.e. within the +/- $0.20 range) there shall be no Fuel Price Adjustment for that month.

(d) Supplier and MeadWestvaco agree to renegotiate the pricing mechanism and the delivery and receiving performance outlined in this Agreement once every two years.

Section 4.2 Pay or Take.

(a) Supplier agrees to sell and deliver, subject to Force Majeure, and MeadWestvaco agrees to purchase, subject to Force Majeure, the Annual Volumes of Pulpwood and Sawtimber to be produced under the direction of Supplier during each Calendar Year as determined in Section 2.3(c). If for any Calendar Year, Supplier fails for any reason other than Force Majeure to tender to MeadWestvaco at least 90% of the designated Annual Volumes of Pulpwood and Sawtimber which comply with the Product Specifications, State Best Management Practices (“BMPs”) and the forest certification standards, Supplier will pay MeadWestvaco (i) at a rate of $15.00 per ton multiplied by the difference between (x) 90% of the Annual Volumes of Pulpwood for the applicable Calendar Year minus (y) the volume of Pulpwood actually tendered by Supplier during such Calendar Year; (ii) at a rate of $35.00 per ton multiplied by the difference between (x) 90% of the Annual Volumes of Sawtimber for the applicable Calendar Year minus (y) the volume of Sawtimber actually tendered by Supplier during such Calendar Year, and (iii) at a rate of $7.00 per ton multiplied by the difference between (x) 90% of the Annual Volume of pine chip Stumpage for the applicable Calendar Year minus (y) the volume of pine chip Stumpage actually tendered by Supplier during such Calendar Year, each of (i), (ii) and (iii) as liquidated damages and not as a penalty, and MeadWestvaco shall have no further claim for damages on account of such shortfall in the delivery of the Annual Volumes. Payment shall be made by Supplier to MeadWestvaco on demand no later than fifteen (15) days from MeadWestvaco’s written request for such payment.

(b) If for any Calendar Year, MeadWestvaco fails for any reason other than Force Majeure to purchase at least 90% of the Annual Volumes of Pulpwood and Sawtimber from Supplier, then MeadWestvaco shall pay Supplier for the shortage (i) at a rate of $15.00 per ton multiplied by the difference between (x) 90% of the Annual Volumes of Pulpwood for the applicable Calendar Year minus (y) the sum of (1) the volume of Pulpwood actually purchased by MeadWestvaco hereunder during such Calendar Year plus (2) if a Verification Failure (as defined below) has occurred with respect to that Calendar Year, the volume of Pulpwood deemed to be purchased by MeadWestvaco hereunder during such Calendar Year as provided below in this Section 4.2(b); (ii) at a rate of $35.00 per ton multiplied by the difference between (x) 90% of the Annual Volumes of Sawtimber for the applicable Calendar Year minus (y) the sum of (1) the volume of Sawtimber actually purchased by MeadWestvaco hereunder during such Calendar Year plus (2) if a Verification Failure (as defined below) has occurred with respect to that Calendar Year, the volume of Sawtimber deemed to be purchased by MeadWestvaco hereunder during such Calendar Year as provided below in this Section 4.2(b), and (iii) at a rate of $7.00 per ton multiplied by the difference between (x) 90% of the Annual Volumes of pine chips Stumpage for the applicable Calendar Year minus (y) the sum of (1) the volume of pine chips Stumpage actually purchased by MeadWestvaco hereunder during such Calendar Year plus (2) if a Verification Failure (as defined below) has occurred with respect to that Calendar Year, the volume of pine chips Stumpage deemed to be purchased by MeadWestvaco hereunder during such Calendar Year as provided below in this Section 4.2(b), each of (i), (ii) and (iii) as liquidated damages and not as a penalty, and Supplier shall have no further claim for damages on account of

MeadWestvaco’s failure to purchase the Annual Volumes. Payment shall be made by MeadWestvaco to Supplier on demand no later than fifteen (15) days from Supplier’s written request for such payment. For purposes of this Section 4.2(b) only, a Verification Failure shall mean the failure by Supplier to provide to MeadWestvaco third-party verification of Supplier’s compliance with Sustainable Forest Practice Standards with respect to the portion of the Timberlands from which Products are supplied to the Mahrt Mill and Cottonton Mill during such Calendar Year. If a Verification Failure occurs with respect to a Calendar Year and, following 30 days’ prior written notice to Supplier of such occurrence, MeadWestvaco purchases from third parties for delivery to the Mahrt Mill and Cottonton Mill during such Calendar Year Products which have been so verified, such purchases (to the extent not greater than the excess of 90% of the applicable Annual Volumes of Pulpwood over the volume of Pulpwood actually purchased by MeadWestvaco hereunder for the applicable Calendar Year) shall be deemed made from Supplier solely for the purposes of this Section 4.2(b) and shall not be deemed made from Supplier for purposes of Article III.

(c) The payments, if any, shall be calculated separately for Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs. If this Agreement is terminated at a time other than the beginning or end of a Calendar Year, the Annual Volumes for purposes of calculating such shortage payment for either party will be prorated equitably. The rates of $15.00 per ton and $35.00 per ton, as applicable, shall be adjusted on each January 1st pursuant to the mechanism set forth in Section 4.1(b) for adjusting Contract Prices.

(d) This Section 4.2 will no longer apply to Sawtimber on the date that is six months after the date on which MeadWestvaco notified Supplier of the closing of Cottonton Mill.

Section 4.3 Delivery Terms. All Products covered by this Agreement shall be delivered to MeadWestvaco F.O.B. to the Mahrt Mill, Cottonton Mill, to other locations serving the Mahrt Mill or Cottonton Mill, or to MeadWestvaco’s or any of its affiliates’ owned or contract wood processing facilities listed on Schedule 4.1 (the “Other Facilities”) or such other locations serving the Mahrt Mill or Cottonton Mill as MeadWestvaco reasonably directs pursuant to the delivery requirements in the Annual Plan. MeadWestvaco may modify the delivery points set forth in the Annual Plan and direct Supplier to deliver Products to the Other Facilities as long as (i) MeadWestvaco pays Supplier for the increased costs of delivery (if any) resulting from such a redirection of Products, and (ii) Supplier is capable of meeting such request without interruption to or interference with its other operations. MeadWestvaco agrees to reimburse Supplier for any increase in Supplier’s delivery costs resulting from the delivery of Products to any location other than the Mahrt Mill, Cottonton Mill or Other Facilities. Risk of loss and title shall pass when the Products are unloaded at the applicable facility or location.

Section 4.4 Payment. MeadWestvaco shall pay Supplier within eight (8) days after the date of weekly weight reconciliation for any Products delivered to

MeadWestvaco, based upon the volume of the Products delivered, as determined by the weight of such Products at the time of delivery.

Section 4.5 Disputes. If the personnel designated by MeadWestvaco and Supplier with operational responsibility for implementing this Agreement are unable to agree as to any matter set forth in this Article IV then such matter shall be addressed by the executives responsible for timberland management for Supplier and wood procurement for MeadWestvaco. If such people are unable to agree, then such matter shall be determined by an arbitrator pursuant to Section 10.13.

Section 4.6 Compliance with Product Specifications. If any shipment of any Product fails to satisfy the applicable Product Specifications as described in Annex A attached hereto. MeadWestvaco shall have the right to apply a cull reduction or to reject such shipment. MeadWestvaco shall notify Supplier of any such rejection as soon as reasonably possible.

ARTICLE V

TERM

Section 5.1 Initial Term. This Agreement shall remain in full force and effect until December 31, 2032 (the “Initial Term”), unless sooner terminated as provided in Section 9.1, and subject to extension as provided in Section 5.2; provided, however, unless sooner terminated, this Agreement shall terminate for (i) the PLM Portion of the Timberlands upon expiration of the PLM contract which expires last and (ii) the LTC Portion of the Timberlands upon expiration of the LTC Lease which is scheduled to expire on May 31, 2022. Anything herein to the contrary notwithstanding, this Agreement shall not be in effect, and neither Supplier nor MeadWestvaco shall have any rights or obligations hereunder, unless and until the conveyance of the Timberlands by MeadWestvaco to Supplier is completed in accordance with the Purchase and Sale Agreement.

Section 5.2 Extended Term. On each December 31 during the term of this Agreement, beginning with December 31, 2030, the term of this Agreement shall be extended by one year unless either Supplier or MeadWestvaco has delivered a written notice of termination to the other party at any time during the applicable Calendar Year. In the event such notice of termination is given, unless sooner terminated as provided for in Section 9.1, this Agreement shall terminate on December 31 of the second Calendar Year after the Calendar Year in which such notice is given (the Initial Term and all such yearly extensions, the “Term”).

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1 Warranty of Quality. Supplier warrants and covenants that it will act in good faith and use its reasonable best efforts to cause all Products to meet the Product Specifications.

Section 6.2 Ownership of Products. Supplier warrants and covenants that all Products delivered to MeadWestvaco will be free and clear of all Liens. Supplier shall protect, indemnify, defend and hold harmless MeadWestvaco against any Losses incurred or sustained by MeadWestvaco arising out of or resulting from any Liens applicable to any of the Products at the time delivered by Supplier.

Section 6.3 Power and Authority; Enforceability. Supplier represents and warrants that it is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder. Supplier represents and warrants that it is, and at all times during the Term of this Agreement will be, authorized to do business in Georgia and Alabama. Supplier represents and warrants that this Agreement has been duly authorized, executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether considered at law or in equity).

Section 6.4 Compliance with Laws. Supplier agrees that its performance of this Agreement shall, and agrees to cause the performance of its agents and subcontractors to, comply in all material respects with applicable state and federal laws and regulations, including, but not limited to, all environmental laws and the Fair Labor Standards Act of 1938, as amended. Supplier agrees, and agrees to cause its agents and sub-contractors, to maintain sufficient insurance acceptable to MeadWestvaco and in accordance with such laws and shall provide, or cause to be provided, certificates of insurance to MeadWestvaco for Supplier, agents and sub-contractors providing Products to the Mahrt Mill or Cottonton Mill. Supplier shall implement harvesting practices consistent with recommended BMPs on the Timberlands established by the applicable state forestry commission. Supplier shall comply with the guidelines applicable to the operations of Supplier contemplated by this Agreement set forth in the Sustainable Forestry Initiative Standard 2005-2009, or such other successor standard to the extent commercially reasonable, and including providing third party certification of same, or such other third party certification program as is mutually approved in writing from time to time by MeadWestvaco and Supplier. Supplier hereby certifies that logging professionals which produce and deliver Products under this Agreement shall maintain third-party certification organization standards from professional logger programs in their respective states.

Section 6.5 Supplier as Independent Contractor. No relationship of employer and employee, or master and servant, is intended to exist, nor shall any be construed to exist, between MeadWestvaco and Supplier, or between MeadWestvaco and any servant, agent, employee, subcontractor or supplier of or to Supplier as a result of the parties entering into or performing this Agreement. Each party hereto shall select and pay its own servants, agents, employees, subcontractors and suppliers, and neither such party nor any of its servants, agents, employees, subcontractors and suppliers shall be subject to any orders, supervision or control of the other party hereto. The parties acknowledge that this Agreement shall not create a partnership, joint venture or any relationship other than a contract between independent parties.

Section 6.6 MeadWestvaco and Parent Power and Authority; Enforceability. MeadWestvaco and Parent represents and warrants that it MeadWestvaco is a corporation duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder. MeadWestvaco and Parent represents and warrants that this Agreement has been duly authorized, executed and delivered by MeadWestvaco and constitutes the legal, valid and binding obligation of MeadWestvaco, enforceable against MeadWestvaco in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally; and (ii) general principles of equity (whether considered at law or in equity).

ARTICLE VII

DEFAULT AND INDEMNIFICATION

Section 7.1 Indemnity.

(a) MeadWestvaco shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, Supplier’s performance under this Agreement, or in the operation of the business of Supplier or any such servant, agent, employee, subcontractor or supplier in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of MeadWestvaco, its subsidiaries, and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers. Following the Closing of the Purchase and Sale Agreement, Supplier shall protect, defend, indemnify and hold harmless MeadWestvaco, and its subsidiaries and other affiliates, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by Supplier, or of any servant, agent, employee, subcontractor or supplier of or to Supplier, including any Loss based on the strict liability of MeadWestvaco except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of MeadWestvaco, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

(b) Supplier shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, MeadWestvaco’s performance under this Agreement, or in the operation of the business of MeadWestvaco or any such servant, agent, employee, subcontractor or supplier in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of Supplier, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers. MeadWestvaco shall protect, defend, indemnify and hold harmless Supplier, and its subsidiaries and other affiliates, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by MeadWestvaco, or of any servant, agent, employee, subcontractor or supplier of or to MeadWestvaco, including any Loss based on the strict liability of Supplier, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of Supplier, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

Section 7.2 Certain Remedies. Notwithstanding anything in this Agreement to the contrary, MeadWestvaco’s sole and exclusive remedies (following the expiration of any applicable cure period) in the event that Supplier breaches any of its obligations under this Agreement shall be, in its sole discretion:

(a) in the event Supplier breaches its obligation to provide the Annual Volume of Products required under this Agreement, to receive the payment provided pursuant to Section 4.2, and terminate this Agreement pursuant to Section 9.1(c);

(b) in the event Supplier breaches any other obligation under this Agreement, to terminate this Agreement pursuant to Section 9.1(c); or

(c) (i) in the event Supplier fails to provide at least 50% of the volume of Products required under this Agreement for six months or longer, upon twenty-one (21) days’ prior written notice to Supplier, MeadWestvaco may, pursuant to Supplier’s collateral assignment contained in Section 10.14, exercise all of Supplier’s rights and obligations under the Master Stumpage Agreement, including the right for MeadWestvaco to enter upon the Timberlands (either with its own employees or using an independent contractor or contractors), and perform or cause to be performed any of the duties of Supplier under the Master Stumpage Agreement, and subtract any and all reasonable costs and expenses incurred by MeadWestvaco in the execution of this remedy from the payment due Supplier under Article IV hereof (with Supplier to reimburse MeadWestvaco any amount by which MeadWestvaco’s reasonable costs and expenses exceed payment due Supplier under Article IV (such reimbursement to be made within thirty (30) days after Supplier’s receipt of written notice from MeadWestvaco); and

(ii) MeadWestvaco hereby agrees to indemnify, defend and hold harmless Supplier and all of Supplier’s directors, officers, members, employees, agents and lenders from and against any loss, cost, claim or liability of any nature whatsoever arising from or in connection with any act or failure to act of MeadWestvaco or any representative, agent, employee or contractor thereof in connection with entry upon the Timberlands to perform MeadWestvaco’s remedy under this Section 7.2(c).

Nothing contained in this Section 7.2 shall be deemed to prohibit MeadWestvaco from bringing an action in the appropriate court to enforce the remedies enumerated in this Section 7.2.

ARTICLE VIII

CONSENT TO JURISDICTION

Section 8.1 Consent to Jurisdiction. In connection with any proceeding initiated by either party under or with respect to this Agreement and the transactions contemplated hereby, each party hereby consents to the jurisdiction of any United States Federal Court sitting in the state of Georgia having jurisdiction in the matter. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefor it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated in the following manner:

(a) at any time by the mutual written agreement of the parties;

(b) by either party at the expiration of the Term;

(c) by either party following a material breach by the other party of any of its obligations hereunder, written notice of such breach to the defaulting party, and the continued failure by the defaulting party to cure such breach in all material respects for a period of sixty (60) days following which the nondefaulting party will have no further obligations hereunder;

(d) by Supplier if MeadWestvaco fails to make payments (in excess of de minimis payments) when due and such failure to make payment is not cured within thirty (30) days following written notice by Supplier;

(e) by Supplier if MeadWestvaco fails for any reason other than Force Majeure to purchase at least 80% of the Annual Volumes of Pulpwood and Sawtimber from Supplier for two consecutive Calendar Years, and such failure results in the payment by MeadWestvaco of liquidated damages under Section 4.2(b) for both years;

(f) by Supplier upon the insolvency of MeadWestvaco the filing by or against MeadWestvaco of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian;

(g) by MeadWestvaco upon the insolvency of Supplier or the filing against Supplier of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian;

(h) by Supplier if the Mahrt Mill for any reason ceases operations for a period that exceeds twelve (12) consecutive months at any time during the Term; or

(i) by MeadWestvaco if there is a Change of Control of Owner without MeadWestvaco’s prior written consent.

Termination shall not relieve Supplier of any liability to MeadWestvaco for breach of its obligations hereunder. The provisions of Sections 4.2(a), 6.2, 6.5, and 8.1 shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Assignment by Supplier. Except as provided in this Section 10.1, this Agreement may not be assigned by Supplier in whole or in part. Notwithstanding the foregoing, at any time during the Term, Supplier may assign this Agreement upon prior written notice to MeadWestvaco, to:

(i) any Person that is and at all times remains an affiliate of Supplier, and

(ii) assumes all liabilities and obligations of Supplier under this Agreement pursuant to an instrument in form and substance reasonably satisfactory to MeadWestvaco. No such assignment or assumption pursuant to the preceding sentence shall in any way affect the liabilities or obligations of Supplier under this Agreement, and in the event of any such assignment or assumption, Supplier shall remain fully liable for its liabilities and obligations under this Agreement.

Section 10.2 Assignment by MeadWestvaco.

(a) Except as provided in this Section 10.2, this Agreement may not be assigned by MeadWestvaco in whole or in part. Notwithstanding the foregoing, at any time during the Term, MeadWestvaco may assign this Agreement upon prior written notice to Supplier, to any Person (x) that is and at all times remains an affiliate of MeadWestvaco’s Parent Person, or that merges or consolidates with or into MeadWestvaco, or that acquires all or substantially all of the assets of Mahrt Mill as to provisions of this Agreement applicable to Mahrt Mill, or that acquires all or substantially all of the assets of Cottonton Mill as to provisions of this Agreement applicable to Cottonton Mill, and (y) that assumes all liabilities and obligations of MeadWestvaco under this Agreement, or in the case of acquisition of all or substantially all of the assets of Mahrt Mill or Cottonton Mill, such liabilities and obligations under the provisions of this Agreement pertaining to Mahrt Mill or Cottonton Mill, as applicable, pursuant to an instrument in form and substance reasonably satisfactory to Supplier. The term “Parent Person” means any Person that is the owner of all the issued and outstanding capital stock of MeadWestvaco.

(b) Notwithstanding anything contained in Section 10.2(a) hereof, MeadWestvaco may perform its obligations under this Agreement through one or more subsidiaries designated by it in writing. In the event of any such designation, MeadWestvaco shall remain fully liable for its liabilities and obligations under this Agreement.

Section 10.3 Notices. Any notice given pursuant to this Agreement shall be given in writing and delivered in person by overnight courier (Fed-Ex, UPS or DHL) addressed as follows:

If to MeadWestvaco:	Corporate Secretary MeadWestvaco Corporation 11013 West Broad Street Glen Allen, Virginia 23060

With a copy to, if by courier: MeadWestvaco Corporation Plant Manager, Mahrt Mill Highway 165 South Cottonton, Alabama 36851

With a copy to, if by US Post Office: MeadWestvaco Corporation Plant Manager, Mahrt Mill

P.O. Box 520
Phenix City, Alabama 36868

If to Supplier:	Wells TRS Harvesting Operations, LLC
c/o Wells Real Estate Funds 6200 The Corners Parkway Norcross, Georgia 30092 Tel.: (770) 243-8249 Fax: (770) 243-8286

With a copy to:

Powell Goldstein LLP
One Atlantic Center
1201 West Peachtree Street, 14th Floor
Atlanta, Georgia 30309
Attn.: C. Glenn Dunaway, Esq.
Tel.: (404) 572-4545
Fax: (404) 572-6999

Such notices shall be deemed given at the time of delivery. Any party may change its address or the addressee specified for notices by designating a new address or addressee by notice in accordance with this Section 10.3.

Section 10.4 Amendment; Waiver. No amendment, modification or discharge of Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

Section 10.5 Entire Agreement. This instrument constitutes the entire agreement between the parties relating to the subject matter hereof, and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

Section 10.6 Sovereign Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the conflicts of laws or choice of law provisions thereof.

Section 10.7 Binding Agreement. Subject to the limitations of Sections 10.1 and 10.2, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, and to the benefit of each Person entitled to indemnification under Section 6.6.

Section 10.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, are not a part of this Agreement, and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.10 Annexes and Exhibits. All annexes, attachments, schedules and exhibits to this Agreement referenced herein are incorporated herein by reference.

Section 10.11 Severability, etc. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 10.11, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

Section 10.12 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13 Arbitration.

(a) All controversies, disputes, or claims arising among the parties in connection with, or with respect to, any provision of this Agreement which have not been resolved within twenty (20) days after either MeadWestvaco, on the one hand, or Supplier, on the other hand, has notified the other in writing of such controversy, dispute or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding anything contained in this Section 10.13 or the AAA Commercial Arbitration Rules to the contrary, any arbitrator appointed hereunder to resolve disputes shall be an attorney licensed to practice law in the United States with experience in commercial real estate and the timber and paperboard and lumber industries and shall have expertise appropriate to the dispute. In addition to the aforementioned qualifications, any arbitrator appointed hereunder to resolve disputes arising out of any Article IV matter shall have a familiarity with the factors taken into account in pricing wood fiber products and shall otherwise be qualified to make the pricing determinations required by Article IV.

(b) Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys’ fees and costs.

(c) In the event of a dispute concerning a pricing determination required by Article IV, each party shall provide the arbitrator with its written proposal for resolving the dispute, including any data it deems relevant in support of its proposed resolution. The arbitrator shall be bound to adopt one of the proposals (and not an average of the two proposals) as his or her final determination. The arbitrator’s award shall state the reasons on which the award is based.

(d) The award of the arbitrator shall be final and binding absent manifest error and shall be the sole and exclusive remedy between the parties regarding any claim, counterclaims, issues, or accounting presented to the tribunal. Any monetary award shall include interest from the date of any breach of or other violation of this Agreement to the date on which the award is paid, at a rate of 1.5% per month. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(e) Notwithstanding anything contained in this Agreement to the contrary, in the event that any controversy, dispute, or claim exceeds $10,000,000, this Section 10.13 shall not apply.

Except as otherwise provided in this Agreement, this Section shall be interpreted, governed by and enforced in accordance with the United States Arbitration Act, 9 U.S.C. Section 1-14.

Section 10.14 Supplier’s Collateral Assignment. Supplier hereby collaterally assigns to MeadWestvaco all of its rights and responsibilities under the Master Stumpage Agreement; provided, however, the rights conferred by this collateral assignment may be exercised by MeadWestvaco only as provided in Section 7.2(c).

Section 10.15 Parental Guaranty. In the event MeadWestvaco fails to pay any amount payable to Supplier pursuant to this Agreement, Parent unconditionally agrees that Parent shall pay any such amounts; this guaranty shall survive the termination of this

Agreement. Parent represents and acknowledges that it is receiving substantial economic benefits from the consummation of the transactions contemplated by the Purchase and Sale Agreement, of which this Agreement is an essential part.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS TRS HARVESTING OPERATIONS, LLC

By:	Forest Resource Consultants, Inc.
Its:	Manager

/s/ David Foil
David Foil
President

MEADWESTVACO CORPORATION

By:	/s/ James H. Hill
Name: James H. Hill
Title: Vice President - Forestry

MEADWESTVACO COATED BOARD, INC.

By:	/s/ James H. Hill
Name: James H. Hill
Title: Vice President - Forestry

ANNEX A - PRODUCT SPECIFICATIONS

MEADWESTVACO MAHRT MILL PULPWOOD SPECIFICATIONS

Safety Requirements

Trucks are subject to rejection from company property for violations of the following safety regulations. Repeat offenders are subject to a permanent ban form company property.

1.	Truck drivers must wear a hard hat and safety glasses at all times upon entering company property. This includes the scale house.

2.	Truck drivers should not address a problem or use profanity to an operator. Problems should be addressed to management.

3.	Truck drivers must be out of the truck and clear of load while being unloaded.

4.	No passengers shall be allowed in wood, chip, or fuel trucks beyond the mill gate. Only exceptions are trainees. (This is an insurance requirement).

5.	Drivers should observe posted speed limits and warning signs at all times. Failure to comply could result in expulsion from company property.

6.

All tree length loads entering the mill must be secured with a binding cable. All random length must be secured with two binding cables per bunk. Binding cables are to be removed only at the designated unbinding station.

7.	Loads rejected for safety or quality reasons should return to the woods to make necessary corrections. Stems should not be removed or cut on company property.

8.	All trucks entering company property should be in acceptable highway condition and meet DOT requirements.

9.

Wood trailers should be constructed and maintained to withstand normal unloading without sustaining unnecessary damage. Company scalers and operators will reject trucks if they believe damage may occur to the trailer during unloading.

10.	All trucks entering company property should utilize front and rear lights early and late in the day and during periods of poor weather conditions.

11.

Chip and fuel vans must be equipped with a heavy duty rear bumper low enough to solidly contact a backstop 40 inches high on the truck dump. The brace must be constructed to support the entire without of both truck and trailer.

12.	Chip and fuel vans must be in good condition without holes, loose boards or plywood patching.

13.	Chip and fuel vans with side-opening doors will not be unloaded.

14.	Chip and fuel trucks must have engine turned off prior to unloading.

15.	Tarps and nets should be removed before the trailer is backed onto the dump.

16.	The rear doors of chip and fuel trailers should not be opened until after the trailer is against the backstop.

17.

Carrying or consuming alcoholic beverages, illegal drugs or firearms on company property is strictly forbidden. Anyone found carrying, consuming, or under the influence of alcohol or drugs is subject to an immediate, permanent ban from company property and the proper authorities will be contacted.

MEADWESTVACO MAHRT MILL PULPWOOD SPECIFICATIONS

Quality Requirements

1. Pine and Hardwood pulpwood must be cut from sound trees.

2. Limbs and knots must be trimmed flush with stem.

3. Wood must be clean of all metal, plastic or foreign objects.

4. Charred wood will not be accepted.

5. No mixed loads of pine and hardwood will be accepted.

6. All standards on trucks and trailers will be constructed of metal. All extensions will be constructed of metal and must be secured firmly to the standard.

7. Loads with one or more stems above the standard will be rejected.

8. All loads will be free of excessive vines and limbs.

9. Double bunk wood must be a minimum of 12’. Each bunk of random length wood should be secured with a minimum of two (2) cable binders.

10. The largest point in any stem should not exceed 28” in diameter outside bark. Stems larger than 28” in diameter will be refused.

11. Pine and hardwood tree-length delivered to the mill must be a minimum of 20’.

12. There must be a minimum clearance of 10” between the wood and trailer center support at the unloading point on tree- length wood.

13. The minimum top diameter is 2 1/2 inches inside bark. Loads with more than 20 stems below the 2  1/2 inches will be refused.

MEADWESTVACO MAHRT WET STORAGE

Pulpwood & Sawtimber Loading and Unloading Requirements

1.	All Safety and Quality requirements that apply to Mahrt and Cottonton also apply to the Mahrt Wet Storage, including hardhats and safety glasses being worn while trucks are being loaded or unloaded.

2.	All butts must be loaded to the front.

3.	No double bunk loads.

4.	Piggy-back loads are allowed.

STRINGER SPECIFICATIONS

1.	7” minimum butt and 3” minimum top.

2.	The first 16’ of stem must be straight and clear of any defects.

3.	Minimum length: 29’

4.	Only Southern Yellow Pine Species accepted.

MEADWESTVACO COTTONTON MILL SAWTIMBER SPECIFICATIONS

1. GENERAL: All logs must be sound, straight Southern Yellow pine (no Spruce or Virginia pine) with limbs trimmed flush with the stem. Butt ends must face toward the truck cab and load clearance must be at least 10” between trailer bed and load. Binders must remain fastened until the load is past the scales (or parked under crane for unloading at Cottonton). Any truck with logs loaded above the bolsters will automatically be rejected.

2.

TREE LENGTH CHIP-N-SAW:
Minimum length	29’
Butt diameter (dib)	10” minimum for saw cut
11” minimum for shear cut
26” maximum
Top diameter (dib)	6” minimum

TREE LENGTH SAWTIMBER:	7” TOP SAWLOG	8” TOP SAWLOG
Minimum length	33’	33’
Butt diameter (dib)	NO minimum	NO minimum
	26” maximum	26” maximum
Top diameter (dib)	7” minimum	8” minimum

PRE-CUT SAWLOGS	7” TOP SAWLOG	10” TOP SAWLOG
Lengths	12’6”, 16’6”	12’6”, 16’6”
Butt diameter (dib)	26” maximum	26” maximum
	NO minimum	NO minimum
Top diameter (dib)	7” minimum	10” minimum

NO RING KNOTS ACCEPTED IN PRE-CUTS OR VENEER, NO SHEAR PRE-CUTS ACCEPTED

CULL SCHEDULE:

A.	Cull 40% of average log weight for the following deficiencies:

1.	Butt diameter less than minimum.

2.	Butt diameter greater than maximum for tree length.

3.	Sweep greater than 2” in any 16’ section log.

4.	Live knots in the first 16’ of log.

5.	Canker

6.	Pre-cut sawn to incorrect length.

7.	Blue stain.

8.	Forked tree.

9.	Split butt extending more than 1/4 diameter of butt or greater than 1’ along stem.

10.	Hollow or rotten butt.

11.	Tree length log less than specified length.

12.	Pre-cut top diameter below minimum.

13.	Excessive vines in load (with possible load rejection)

14.	Abrupt crook

B.	Cull 15% of average log weight for the following defect:

1.	Top diameter less than minimum for tree length and cut-up logs

C.	Cull 10% of Average log weight for the following deficiencies:

1.	Each limb extending greater than 2” from log surface.

2.	Each knot 5” or larger in Chip-n-saw and Pine Sawlog and each knot 3” or larger in Veneer

D.	Cull 100% of average log weight for the following deficiencies:

1.	Pre-cut exceeding maximum butt diameter.

2.	Spruce or Virginia pine.

3.	Metal in logs (with possible load rejection).

4.	Wolf or Field pine (excessive limbs)

5.	Ring knot in pre-cut log

If a tree length sawlog with less than a 10” butt results from bucking a tree into two pieces in order to maintain a legal length load, the top piece will not be culled for small butt. However, both pieces must be on the same load.

WE RESERVE THE RIGHT TO REJECT ANY STEM(S) WHICH WE JUDGE UNSUITABLE FOR PROCESSING.

COTTONTON		WAVERLY HALL
Scale house	334-855-5900 SL 65
Woodlands Office	334-855-5980 SL 68	Woodlands Office 706-582-2026 SL 66

Schedule 4.1

Wells REF, MeadWestvaco - Mahrt Timberlands Fiber Supply Agreement

Date: June 26, 2007

I. Price Schedule
	Delivery Point	Delivered $/Ton (0-70 miles)	Stumpage $/Ton (0-70 miles)
Pine Pulpwood	Mahrt Mill	$25.00	$8.00
Hardwood
Pulpwood	Mahrt Mill	$25.50	$8.50
Pine Chips	Mahrt Mill	na	$6.50
Pine Chip-N-Saw/Sawtimber	Cottonton Sawmill	$38.50	$21.50
Pine Sawlogs 7”	Cottonton Sawmill	$52.00	$35.00
Pine Sawlogs 8”	Cottonton Sawmill	$63.00	$46.00

Notes:	1) Stumpage rates above apply only to chipper harvest tracts agreed under the FSA.
2) MWV shall pay a premium of $1.27 per ton for all Delivered Wood purchased from tracts in excess of 70 miles haul distance.

Annual Plan Volumes to be Delivered

II.	(Tons)

		Committed Tons	Forecasted Tons
Product	2007*	2008	2009	2010	2011	2012	2013
Pine Pulpwood
(Note: 80,000 tons of whole tree chips shall be made available for purchase as stumpage by MWV, balance is roundwood delivered)
Mahrt Fee		282,640	322,430	284,800	285,360	278,960	291,760
PLM Leases		108,480	55,980	129,840	147,840	77,200	66,640
LTC Lease		82,400	73,350	106,960	177,440	200,960	236,320
Total Pine Pulpwood	TBD	473,520	451,760	521,600	610,640	557,120	594,720

Hardwood Pulpwood
Mahrt Fee		103,760	85,680	78,158	105,422	93,897	110,577
PLM Leases		20,000	9,920	24,640	32,480	15,840	9,120
LTC Lease		52,560	27,120	29,200	29,360	29,200	26,800
Total Hardwood
Pulpwood	TBD	176,320	122,720	131,998	167,262	138,937	146,497

Pine Chip-N-Saw/Sawtimber
Mahrt Fee		0	0	0	0	0	0
PLM Leases		149,000	80,500	187,000	232,900	135,500	65,270

LTC Lease		0	0	0	0	0	0
Total Pine CNS/Sawlogs	TBD	149,000	80,500	187,000	232,900	135,500	65,270

Total All Tons
Mahrt Fee		386,400	408,110	362,958	390,782	372,857	402,337
PLM Leases		277,480	146,400	341,480	413,220	228,540	141,030
LTC Lease		134,960	100,470	136,160	206,800	230,160	263,120
Grand Total All Tons	TBD	798,840	654,980	840,598	1,010,802	831,557	806,487

*	Note: 2007 Volume to be mutually determined and prorated as of closing

Timberlands II LLC Agreement